Exhibit 10.19

Consulting Agreement

This Consulting Agreement (“Agreement”) is made and entered into as of July 13, 2017 (“Effective Date”) by and between REVA Medical, Inc., a Delaware corporation, with its principal place of business located at 5751 Copley Dr., San Diego, CA 92111 (“Company”) and Robert K. Schultz (“Consultant”).

Recitals

Whereas, Consultant has unique skills and knowledge in Company’s field of endeavor and thus is well suited to advise Company with respect to various technical matters, including without limitation in respect of drug coating and drug delivery; and

Whereas, Company desires that Consultant advise and consult with Company in the development and commercialization of its products and development of its organization, and Consultant agrees to provide such assistance to Company through a consulting relationship with Company.

Now Therefore, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1.Consulting Services Engagement. The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting services for Company as set forth herein.

1.1Scope. Consultant shall provide consulting services to Company (“Services”) to include, but not limited to, advice and analyses of drug characteristics and dissolution, new product evaluation and development plans, and historical bench, preclinical, or clinical product data; preparation of reports for business or regulatory purposes; participation in the FDA meeting on or about July 20, 2017 and the Otsuka meeting on or about August 1, 2017; participation in other Company and business meetings; successful transfer of business and technical relationships; and other activities as may be mutually agreed.

From the Effective date until December 31, 2017, Consultant agrees to respond to Company requests for Services within 48 hours, except in the cases where Consultant has previously notified Company as to a period of non-availability. From January 1, 2018 until expiration of this Agreement, Consultant agrees to respond to Company requests for Services within five business days, except in the cases where Consultant has previously notified Company as to a period of non-availability.

1.2Performance and Time Commitment. Consultant shall use Consultant’s reasonable efforts, and shall devote the time necessary on an ongoing basis (but in no event more than 40 hours per month), to perform the Services such that the results are satisfactory to Company. Consultant shall use reasonable efforts to complete the Services in a timely manner and in accordance with timelines mutually agreed by Company and Consultant. Consultant’s Services, and the results thereof, will be performed with, and be the product of, the highest degree of professional skill and expertise.

1.3Deliverables. Consultant will keep Company fully informed of the progress in performing the Services, and will from time to time, as reasonably requested by Company, provide intermediate written reports summarizing progress and outcomes to date. Consultant will furnish to Company, if requested, a comprehensive report in hardcopy and electronic form (or in such other form as mutually agreed by the parties) at the conclusion of the Services or upon expiry or earlier termination of this Agreement.

1.4Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of Company, and is not authorized to act on behalf of Company. Neither Consultant nor any of Consultant’s employees or agents shall represent or give any person any reason to believe that any of them are an employee, agent, joint venturer or partner of Company. Neither Consultant nor any of Consultant’s employees or agents will be eligible for any employee benefits, nor will Company make deductions from any amounts payable to Consultant for taxes or insurance. All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains

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the right to provide services for others during the term of this Agreement and is not required to devote Consultant’s services exclusively for Company, subject to Consultant’s obligations under this Agreement. The manner and means used by Consultant to perform the Services desired by Company are in the sole discretion and control of Consultant.

1.5Employee Selection. Company reserves the right to refuse or limit Consultant’s use of any employee or to require Consultant to remove any employee already engaged in the performance of the Services. Company’s exercise of such right will in no way limit Consultant’s obligations under this Agreement.

1.6Effective Date. This Agreement shall take effect on the Effective Date.

2.Compensation. As compensation for Consultant’s services and the discharge of all Consultant’s obligations hereunder, Company shall pay Consultant at the rate of $200 per hour (pre-authorized travel at half rate), payable bi-monthly. Unless otherwise agreed upon in writing by Company, Company's maximum liability for all Services performed during the term of this Agreement shall not exceed $50,000.

The Company shall also issue to Consultant at its next regularly scheduled meeting of its Board of Directors, a RSU under the Company’s existing equity incentive plan covering 75,000 shares of Company’s Common Stock (the “Common Stock”), which RSU shall vest on June 30, 2018, or such earlier date that this Agreement may be terminated in accordance with Section 6, and only in the event that Consultant has successfully completed the Services, as determined in the sole discretion of the Company’s Chief Executive Officer, and has not otherwise violated any of his obligations set forth in this Agreement. Following expiration or termination of this Agreement, Company agrees to allow Consultant to exercise any vested stock options held by Consultant, which have not expired by their terms, on a “net exercise” basis as allowed under the Company’s equity incentive plans and in accordance with the terms of those stock options. The parties hereto agree that there will be no further vesting of Consultant’s outstanding stock options or RSU grants; however, the Services to be rendered under this Agreement will extend Consultant’s exercise period for any stock options vested as of July 12, 2017 to three months following termination of this Agreement.

The Company shall reimburse Consultant for documented, out-of-pocket expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, provided that such expenses were approved in advance by a Company representative. Such approval must be in writing for all expenses in excess of $500. Consultant shall submit requests for reimbursement in a timely manner and form acceptable to Company.

3.Books and Records. Consultant shall maintain complete and accurate records of the work performed and expenses incurred sufficient to document the time and reimbursable expenses invoiced to Company for at least three years following the date of the invoice, and will provide Company with such records at Company’s request.

4.Additional Activities

4.1No Solicitation. During the term of this Agreement, and for a period of one year thereafter, Consultant will not, directly or indirectly (whether for compensation or without compensation) (i) recruit, solicit or induce, or attempt to induce, any employee, consultant, or contractor of Company to terminate their employment, contractual or other relationship with Company; or (ii) solicit the business of any customer of Company other than as expressly directed to by Company or (iii) except on behalf of the Company pursuant to this Agreement, either directly or indirectly through a third party, conduct or seek to conduct any business with, create or seek to create any relationship with, or enter into or seek to enter into any agreement with, any licensor or supplier for subject matter that would be related to Company’s polymer technology.

4.2No Conflicting Obligations. Consultant hereby represents neither Consultant is party to any existing agreement or obligation inconsistent or incompatible with the terms of this Agreement or the performance of Services hereunder, and Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant’s obligations under this Agreement, including from Consultant’s ability to perform the Services.

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5.Maintaining Confidential Information

5.1Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to Company’s technology know-how, data, inventions, developments, plans business practices, and strategies. Such confidential and proprietary information of Company (collectively referred to as “Information”) may include but is not limited to: (i) confidential and proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, products and know‑how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (v) information of third parties as to which Company has an obligation of confidentiality.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of Company, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to Company all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

Consultant will ensure that each of Consultant’s employees and agents who will have access to any Information or perform any Services has entered into a binding written agreement that protects Company’s rights and interests to at least the same degree as provided in this Agreement.

5.2Third Party Information. Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, both during the term of Consultant’s engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with Company’s agreement with the third party) or use it for the benefit of anyone other than Company or such third party (consistent with Company’s agreement with the third party).

5.3Restrictions on Consultant. Consultant shall not, during and in connection with Consultant’s engagement by Company, use, disclose, or incorporate into any work product provided to the Company any confidential information or trade secrets of any third party (including any former or current employers or clients of Consultant), and Consultant shall not bring onto the premises of Company any unpublished documents or any property belonging to a third party (including any former or current employers or clients of Consultant), in each case unless Consultant has obtained the prior written consent of such third party and has notified Company in writing of such third party’s interest in such information, trade secret, document or property.

5.4Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of this Article 5 by Consultant, Company may suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that Company shall be entitled to seek extraordinary relief with respect to such breach, including but not limited to temporary restraining orders and injunctions, without the necessity of posting a bond or other security, without prejudice to any other rights or remedies that Company may have for such breach.

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6.Termination. The Company or Consultant may terminate this Agreement at any time with or without cause upon ten days’ written notice to the other party. Unless earlier terminated as provided herein, this Agreement shall expire on June 30, 2018. In the event of any termination or expiration of this Agreement, Consultant shall cease work immediately after giving or receiving such notice or termination, and unless otherwise advised by Company, shall return to Company all Information, and other materials belonging to Company. Sections 4, 5 and 6 of this Agreement shall survive any expiration or termination of this Agreement, and Consultant shall be paid for any portion of the Services properly completed prior to any termination or expiration of this Agreement.

7.Compliance with Applicable Laws. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

8.Assignment. This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of Company. This Agreement may be assigned at any time by Company. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

9.Warranties.

9.1General. Consultant hereby represents and warrants that (a) Consultant has the qualifications, the experience, and the ability to properly perform the Services; (b) the performance of the Services will not infringe or misappropriate the intellectual property of any third party; and (c) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party and without breaching any agreement with a third party.

10.Governing Law; Forum. This Agreement shall be governed by and construed according to the laws of the State of California, without regard to any conflicts of law principles that would provide for the application of the laws of any other jurisdiction. The parties hereby submit to the exclusive jurisdiction of the state and federal courts located in San Diego, California for the resolution of any disputes arising out of or in connection with any provision of this Agreement. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief.

11.Miscellaneous. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. This Agreement, together with any Exhibits attached hereto, constitutes the final, exclusive and complete understanding and agreement of Company and Consultant with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first set forth above.

ConsultantCompany:  REVA Medical, Inc.

/s/ Robert K. Schultz/s/ Regina E. Groves

Robert K. SchultzRegina E. Groves, CEO

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